Exhibit 23.2
DeGolyer and MacNaughton
5001 Spring Valley Road
Suite 800 East
Dallas, Texas 75244

Telephone (214) 368-6391 Fax (214) 369-4061 WWW.DEMAC.COM
May 11, 2026
Fervo Energy Company
910 Louisiana Street
Suite 4440
Houston, Texas 77002
Ladies and Gentlemen:
We hereby consent to the references to DeGolyer and MacNaughton, to the inclusion of our estimates of heat initially in place and technically recoverable geothermal resources contained in our reports as of June 30, 2024 and as of December 31, 2025, respectively, and to the specific references to DeGolyer and MacNaughton as an independent engineering consulting firm that appear in the Registration Statement on Form S-1 of Fervo Energy Company.

Very truly yours,

/s/ DeGolyer and MacNaughton

DeGOLYER and MacNAUGHTON Texas Registered Engineering Firm F-716